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                                    UNITED STATES
                                    -------------
                         SECURITIES AND EXCHANGE COMMISSION
                         -----------------------------------
                                WASHINGTON, D.C. 20549
                                ----------------------

                                     SCHEDULE 13G
                                     ------------

                     Under  the Securities Exchange Act of 1934
                                  (Amendment No.3)*
                                   Neozyme II Corp.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
          -----------------------------------------------------------------
                            (Title of Class of Securities)


                                      G6420H146
                                      ---------
                                    (CUSIP Number)
Check the following box if a fee is being paid with this statement / / . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. G6420H146       13G                  PAGE ___ of ___ PAGES

1    NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Merrill Lynch & Co., Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           Joint Filing
                                                                (a)
                                                                (b)

3         SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware


              5    SOLE VOTING POWER

NUMBER OF               None
SHARES
BENEFICIALLY  6     SHARED VOTING POWER
OWNED BY
EACH                         None

REPORTING
PERSON WITH   7     SOLE DISPOSITIVE POWER

                        None

              8     SHARED DISPOSITIVE POWER
                        None


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON*

    HC, CO
                         *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                                              3




CUSIP NO. G6420H146      13G                            PAGE ___ OF ___ PAGES

1   NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Merrill Lynch, Pierce, Fenner & Smith Incorporated

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           Joint Filing
                                                                (a)
                                                                (b)

3   SEC USE ONLY



4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


              5    SOLE VOTING POWER


NUMBER OF          None
SHARES
BENEFICIALLY
OWNED BY
EACH          6    SHARED VOTING POWER

                   None

REPORTING
PERSON WITH   7    SOLE DISPOSITIVE POWER

                   None

              8    SHARED DISPOSITIVE POWER

                   None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


12  TYPE OF REPORTING PERSON*

    BD,CO

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                                                                              4



                                     SCHEDULE 13G


Item 1 (a)         NAME OF ISSUER:

                   Neozyme II Corp.


Item 1 (b)         ADDRESS OF ISSUER'S  PRINCIPAL EXECUTIVE OFFICES:

                   One Kendall Square
                   Cambridge, Mass. 02139

Item 2 (a)         NAMES OF PERSONS FILING:

                   Merrill Lynch & Co., Inc.
                   Merrill Lynch, pierce, Fenner & Smith Incorporated

Item 2 (b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                   RESIDENCE:

                   Merrill Lynch & Co., Inc.
                   World Financial Center, North Tower
                   250 Vesey Street
                   New York, New York  10281

                   Merrill Lynch, pierce, Fenner & Smith Incorporated World Financial Center, North Tower
                   250 Vesey Street
                   New York, New York  10281

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Item 2 (c)         CITIZENSHIP:

                   See Item 4 of Cover Pages

Item 2 (d)         TITLE OF CLASS OF SECURITIES:

                   Common Stock

Item 2 (e)         CUSIP NUMBER:

                   G6420H146

Item 3


    Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company, in accordance with Section 240.13d-1(b)(ii)(G). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.

Item 4        OWNERSHIP

         (a)   Amount Beneficially Owned:

                        See Item 9 of Cover Pages

         (b)   Percent of Class:

                        See Item 11 of Cover Pages

         (c)   Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                   See Item 5 of Cover Pages

              (ii)  shared power to vote or to direct the vote:

                   See Item 6 of Cover Pages

              (iii)  sole power to dispose or to direct the disposition of:

                   See Item 7 of Cover Pages

              (iv)   shared power to dispose or to direct the disposition of:

                   See Item 8 of Cover Pages


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Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


         Not Applicable

Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         See Exhibit A

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

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                                                                              7



Item 9   NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable


Item 10  CERTIFICATION.

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE.

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                        Merrill Lynch & Co., Inc.
                        _____________________
                        Date:
                        ______________________
                        Signature:
                        ______________________
                        Name: Richard B. Alsop
                        ______________________
                        Title: Attorney-in-Fact*



                        Merrill Lynch, Pierce, Fenner & Smith Incorporated

                        _____________________
                        Date:
                        ______________________
                        Signature:
                        ______________________
                        Name: Richard B. Alsop
                        ______________________
                        Title: Attorney-in-Fact**

*Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit B.
** Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit C.